INVESTMENT SUB-ADVISORY AGREEMENT ADDENDUM
This addendum (“Addendum”), dated as of June 26, 2019, amends and is incorporated into and shall form a part of the AMENDED AND RESTATED SUB-ADVISORY AGREEMENT, dated April 1, 2018 (the “Sub-Advisory Agreement” and, together with this Addendum, the “Agreement”), is made by and between PRINCIPAL GLOBAL INVESTORS, LLC, (“Manager”) and MetLife Investment Management, LLC (“Sub-Advisor”) on behalf of itself and its affiliates.
WHEREAS, the Manager and Logan Circle Partners, L.P. (the “Old Sub-Advisor”) entered into the Sub-Advisory Agreement and the Old Sub-Advisor merged into and with the Sub-Advisor on July 1, 2019;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
1.    General. This Addendum supplements the Sub-Advisor Agreement and all of the terms and conditions of the Sub-Advisory Agreement apply to this Addendum; provided that to the extent there is a conflict between this Addendum and the Sub-Advisory Agreement, the terms of this Addendum shall control. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Sub-Advisory Agreement.
2.    Use of Name. During the term of this Agreement, Sub-Advisor authorizes the Manager to use its legal name or trade name: MetLife Investment Management, LLC or MIM in the marketing and promotional materials used by the Fund or its Series in connection with services offered to existing and prospective clients solely for the purpose of identifying Sub-Advisor’s relationship and activities with respect to the Fund or its Series. If the Sub-Advisory Agreement is terminated with respect to the Fund or its Series and the Sub-Advisor no longer serves as sub-adviser to the Series, the Sub-Advisor reserves the right to withdraw from the Manager the right to the use of its name with respect to the Fund or its Series or any name misleadingly implying a continuing relationship between the Manager or the Fund and its Series and the Sub-Advisor or any of its affiliates. Other than set forth herein, the Manager, the Fund and its Series or shall make no other use of Sub-Advisor’s name and or service marks.
3.    Any terms capitalized and not defined herein shall have the meaning set forth in the Sub-Advisory Agreement. This Addendum may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.

	Principal Global Investors, LLC		MetLife Investment Management, LLC

By:	/s/ Adam U. Shaikh	By:	/s/ Jude T. Driscoll
Name:	Adam U. Shaikh	Name:	Jude T. Driscoll
Title:	Assistant Counsel	Title:	EVP